PRESS RELEASE                                 Source:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES APRIL 30, 2011 RESIGNATION OF INVESTMENT SUB-ADVISOR FOR FIRST TRUST/FIDAC MORTGAGE INCOME FUND

Wheaton, IL - (BUSINESS WIRE) - January 11, 2011 - First Trust Advisors L.P. announced that Fixed Income Discount Advisory Company ("FIDAC") has submitted its notice of resignation, effective April 30, 2011, as the investment sub-advisor to First Trust/FIDAC Mortgage Income Fund (NYSE: FMY). Until April 30, 2011, FIDAC will continue to serve as the Fund's investment sub-advisor. First Trust Advisors L.P. ("First Trust"), the Fund's investment manager, is currently evaluating the impact of FIDAC's resignation on the Fund and is assessing alternatives to ensure continuity of portfolio management for the Fund. First Trust has served as the Fund's investment manager since the Fund's inception and will continue to serve in such capacity following FIDAC's resignation.

The Fund is a diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks to preserve capital. The Fund pursues these investment objectives by investing primarily in mortgage-backed securities representing part ownership in a pool of either residential or commercial mortgage loans that, in the opinion of the Fund's investment sub-advisor, offer an attractive combination of credit quality, yield and maturity.

First Trust Advisors, L.P., along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management, financial advisory services, and municipal and corporate investment banking, with collective assets under management or supervision of over $42 billion as of December 31, 2010 through closed-end funds, unit investment trusts, mutual funds, separate managed accounts and exchange-traded funds.


CONTACT:  Jeff Margolin (630) 915-6784

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SOURCE:  First Trust Advisors L.P.